Exhibit 10.53

SETTLEMENT AGREEMENT

This agreement (“Settlement Agreement”) is made and entered into as of the 23rd day of November 2011, by and between the Horizon Entities (as defined herein) and the Settling Claimants (as defined herein) to resolve claims, as set forth more fully herein, that the Settling Claimants may have against the Horizon Entities. The Horizon Entities and the Settling Claimants collectively constitute the “Parties” to the Settlement Agreement.

WHEREAS, various shippers filed class actions against the Horizon Entities that were consolidated under the caption In re Puerto Rico Cabotage Antitrust Litigation, MDL 1960 (the “Class Action”), in the United States District Court for the District of Puerto Rico (the “Court”);

WHEREAS, the Horizon Entities settled the Class Action and the Court certified a Settlement Class, but the Settling Claimants opted out of the Settlement Class to reserve their rights to pursue claims against the Horizon Entities alleging violations of the antitrust laws with respect to Puerto Rican Cabotage;

WHEREAS, the Settling Claimants have indicated an intention to pursue claims against the Horizon Entities, and the Horizon Entities would assert a number of defenses to any claims asserted against them by the Settling Claimants;

WHEREAS, the Horizon Entities and the Settling Claimants have agreed to the terms of this Settlement Agreement, including the Exhibits thereto, to resolve and release claims as set forth more fully herein; and

WHEREAS, the Horizon Entities and the Settling Claimants agree that this Settlement Agreement shall not be deemed or construed to be an admission or evidence of the truth of any of the claims or allegations that the Settling Claimants might have made against the Horizon Entities;

NOW, THEREFORE, it is agreed by and among the undersigned, on behalf of the Horizon Entities and the Settling Claimants, that the Settling Claimants shall release the Horizon Parties Subject to Release (as defined herein) from the Horizon Claims Subject to Release (as defined in paragraph 5) in exchange for the Consideration set forth herein, on the following terms and conditions.

1. Definitions. The following terms shall have the following meanings for purposes of this Settlement Agreement:

1.1 “Antitrust Laws” means any and all federal, state, local, or foreign antitrust, unfair competition, unfair practices, trade practices, consumer protection, fraud protection, price discrimination, unitary pricing, RICO, or similar laws, including without limitation, the Sherman Act, 15 U.S.C. §1 el seq., and the antitrust law of Puerto Rico, P.R. Laws Ann. tit. 10 §258.

1.2 “Cabotage” means shipping services provided in the noncontiguous ocean trade between the continental United States and Alaska, Hawaii, and U.S. territories and commonwealths, including Puerto Rico, and between any of them.

1.3 “Counsel for Settling Claimants” means the undersigned law firms representing the Settling Claimants.

1.4 “Effective Date” means the date upon which counsel for all of the Parties have signed this Settlement Agreement.

1.5 “Horizon Entities” means Horizon Lines, Inc., Horizon Lines, LLC, Horizon Logistics Holdings, LLC, Horizon Logistics, LLC and Horizon Lines of Puerto Rico, Inc.

1.6 “Horizon Parties Subject to Release” means the Horizon Entities and all present and former direct and indirect parents, subsidiaries, divisions, affiliates or associates (including, but not limited to, as defined in SEC Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934) of the Horizon Entities and all present and former stockholders, officers, directors, members, equity owners in any form, employees (except R. Kevin Gill, Gregory Glova, and Gabriel Serra), and legal representatives of any of the foregoing entities (with respect to any conduct of any of those entities); and the predecessors, heirs, executors, administrators, successors and assigns of any of the foregoing persons or entities. With respect to any natural person who was employed by any of the Horizon Entities, such person shall be a Party Subject to Release only with respect to any act or conduct that occurred while that person was acting as an officer, director, member, employee, or legal representative of an Horizon Entity.

1.7 “Jenner & Block Claimants” means those clients of Jenner & Block identified in Exhibit 1.

1.8 “Kenny Nachwalter Claimants” means those clients of Kenny Nachwalter identified in Exhibit 2.

1.9 “Nexsen Pruet Claimants” means those clients of Nexsen Pruet identified in Exhibit 3.

1.10 “Puerto Rican Cabotage” means shipping services provided in the noncontiguous ocean trade between the United States and Puerto Rico.

1.11 “Releasing Party” means any Settling Claimant, on its own behalf and on behalf of its present and former officers, directors, stockholders, agents, employees, legal representatives, trustees, parents, associates, controlled affiliates, subsidiaries, partners, heirs, executors, administrators, purchasers, predecessors, successors and assigns, to the extent that they could bring a claim on behalf of a Settling Claimant.

1.12 “Settlement” means the settlement set forth herein.

1.13 “Settling Claimants” means all of the persons and entities that Counsel for the Settling Claimants requested be excluded from the Settlement Class in the Class Action, as set forth in Exhibits 1-3.

1.14 “United States” means the fifty states of the United States, the District of Columbia, the Commonwealth of Puerto Rico and any other United States territories.

2. Effectiveness of the Settlement Agreement. This Settlement Agreement shall become effective on the Effective Date.

3. Consideration. Subject to the provisions hereof, and in full, complete and final settlement of the Horizon Claims Subject to Release, as defined in paragraph 5, of the Settling Claimants with respect to the Horizon Parties Subject to Release, the Horizon Entities agree to pay by wire transfers, pursuant to instructions provided to counsel for the Horizon Entities by Counsel for Settling Claimants, the amount of $13,750,000 (the “Settlement Amount”) as follows:

a.	The Horizon Entities shall pay $5,750,000 within 10 business days after the Effective Date to Counsel for Settling Claimants.

b.	The Horizon Entities shall pay $4,000,000 on or before June 30, 2012, to Counsel for the Settling Claimants.

c.	The Horizon Entities shall pay $4,000,000 on or before December 24, 2012, to Counsel for the Settling Claimants.

The Horizon Entities shall make the above payments to counsel for the Jenner & Block Claimants, counsel for the Kenny Nachwalter Claimants, and counsel for the Nexsen Pruet Claimants in the amounts as set forth in the confidential side letter from those counsel to counsel for the Horizon Entities, dated November 23, 2011, which letter is incorporated by reference into this Settlement Agreement. Counsel for the Settling Claimants shall be solely responsible for distributing the Settlement Amount to their respective clients in such amounts and in such manner as they determine in their sole discretion, and the Horizon Parties Subject to Release shall have no say in the allocation of these funds by Counsel for Settling Claimants. The Horizon Parties Subject to Release shall have no responsibility for the allocation or distribution of the Settlement Amount among the Settling Claimants and shall have no financial obligations to the Settling Claimants under this Settlement other than to make the payments specified in this paragraph.

4. Expenses and Attorneys’ Fees. The Parties agree to bear their own costs and attorneys’ fees.

5. Conditional Release as to the Horizon Parties Subject to Release. The Release of the Horizon Parties Subject to Release shall be conditional upon full payment of the Settlement Amount consistent with the payment schedule set forth in paragraph 3. Absent full and timely payment of each installment pursuant to paragraph 3, there shall be no release of the Horizon Parties Subject to Release. If full payment is made consistent with the schedule in paragraph 3, Settling Claimants, as Releasing Parties, release and forever discharge the Horizon

Parties Subject to Release from all manner of claims, demands, actions, suits, causes of action, counterclaims, affirmative defenses, or rights of set off, damages whenever incurred, liabilities of any nature whatsoever, including costs, expenses, penalties and attorneys’ fees, known or unknown, derivative or direct, suspected or unsuspected, accrued or non-accrued, asserted or unasserted in law or equity (including, without limitation, claims which have been asserted or could have been asserted in any litigation against the Horizon Parties Subject to Release arising out of the matters relating to Cabotage) that any Releasing Party now has, ever had, or may have had as of the date of this Settlement Agreement, whether directly, representatively, derivatively or in any other capacity, based on purchases of Cabotage or relating in any way to the supplying, pricing, or distribution of Cabotage (hereinafter the “Horizon Claims Subject to Release”); provided, however, that this conditional release does not release claims set forth in paragraph 7.

Between the Effective Date and June 30, 2012 (or December 24, 2012, if the June 30, 2012, payment is timely made by the Horizon Entities), the Settling Claimants covenant not to file, sue, or otherwise assert Horizon Claims Subject to Release against the Horizon Parties Subject to Release. Likewise, any and all statutes of limitation, statutes of repose, other time-related defenses, whether at law or in equity (including, but not limited to the doctrines of waiver, laches, acquiescence, and estoppel) that are or may be applicable to the Horizon Claims Subject to Release against the Horizon Parties Subject to Release that have not already run by the Effective Date of this Agreement are tolled from the Effective Date through June 30, 2012 (or December 24, 2012, if the June 30, 2012 payment is timely made by the Horizon Entities). Upon full and final payment of the Settlement Amount in accordance with the schedule in paragraph 3, the Claims against the Horizon Parties Subject to Release will be deemed fully released. In the event the Horizon Entities fail to pay the Settlement Amount in accordance with the schedule in paragraph 3, the conditional release contained herein will be of no force and effect, and Settling Claimants will be free to file suit or otherwise assert the Horizon Claims Subject to Release against the Horizon Parties Subject to Release. In any such subsequent action, any amounts already paid by the Horizon Entities to the Settling Claimants under paragraph 3 may be set off by the Horizon Parties Subject to Release against any monetary judgment rendered against the Horizon Parties Subject to Release.

6. Waiver of Release Limitations. Subject to the conditions set forth in paragraph 5 and the reservations in paragraph 7, to the extent permitted by law, each Settling Claimant shall also be deemed to have expressly waived, released and forever discharged any and all defenses, provisions, rights and benefits that may be available under:

a.	Section 1542 of the California Civil Code, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor;

and/or,

b.	Any law in any of the United States that is similar, comparable or equivalent to Section 1542 of the California Civil Code (each a “Comparable Law”).

With respect to the Horizon Claims Subject to Release, each Settling Claimant hereby: (i) assumes all risks for claims heretofore and hereafter arising, whether known or unknown, suspected or unsuspected, contingent or non-contingent; (ii) releases and forever discharges such claims consistent with paragraph 5 as part of the Horizon Claims Subject to Release; and (iii) expressly and irrevocably waives any rights he, she or it may have under Section 1542 of the California Civil Code and any Comparable Law.

7. Reservation of Claims. Pursuant to this Settlement Agreement and paragraph 5 above, each Settling Claimant settles and releases only the Horizon Parties Subject to Release, and the Parties do not intend this Settlement Agreement, or any part hereof or any other aspect of the Settlement, to release or otherwise affect in any way any claims or rights any Settling Claimant has or may have against any non-settling entity or person whatsoever, including, but not limited to, any other Cabotage carrier or its present or former parents, affiliates, subsidiaries, officers, directors, or employees, other than the Horizon Parties Subject to Release. Non-settling entities or persons shall remain jointly and severally liable for the total volume of commerce affected by the conspiracy, including the volume directly attributable to the Horizon Entities, arising from any alleged combination and conspiracy relating to Cabotage, including, but not limited to, any alleged damage or responsibility for any of the acts of the Horizon Parties Subject to Release. In the event that any Settling Claimant files an antitrust claim against any non-settling entity or person, such claim shall be brought under federal law and not under the laws of any state, commonwealth, or U.S. territory. In addition, this Settlement Agreement shall not limit in any way any claims the Horizon Entities may have against any Settling Claimant relating to accounts receivable, contract obligations, or claims and defenses in existing litigation or bankruptcy proceedings. In addition, this Settlement Agreement shall not limit in any way any claims that any of the Settling Claimants may have against the Horizon Entities relating to claims based on breach of contract, breach of warranty, or damage to goods, personal injury or bankruptcy proceeding, that do not involve any claims under the Antitrust Laws.

8. Enforcement of Settlement Agreement and Releases. Subject to paragraphs 5 and 6, from and after the full satisfaction by the Horizon Entities of all the payments required under paragraph 3, this Settlement Agreement may be pleaded as a full and complete defense to any claim, action, suit or other proceeding that has been or may be instituted, prosecuted or attempted by Settling Claimants with respect to any of the Horizon Claims Subject to Release. The Parties agree that for any such proceeding, any court of competent jurisdiction may enter an injunction restraining prosecution of such proceeding. The Parties further agree that this Settlement Agreement may be pleaded as necessary for the purpose of enforcing the Settlement Agreement.

9. Consent to Jurisdiction. Any controversy, claim, or dispute arising out of, relating to, or in connection with this Settlement Agreement shall be brought in the United States District Court for the Western District of North Carolina.

10. Cooperation Agreement. The Horizon Entities will cooperate with Counsel for Settling Claimants with respect to Puerto Rican Cabotage as set forth in this paragraph.

a.

Promptly, but no later than thirty (30) business days following the Effective Date of the Settlement Agreement, the Horizon Entities will begin producing to Counsel for Settling Claimants non-privileged documents that have been seized by, or produced (or compiled for production) to, the U.S. Department of Justice relating to Puerto Rican Cabotage. The documents will be made available to Counsel for Settling Claimants at a time and in a manner reasonably agreeable to them, and documents stored or maintained in electronic format shall be produced in electronic format. The production of such documents will be subject to a confidentiality agreement and contractual or statutory confidentiality limitations on disclosure. The Horizon Entities agree to produce a person(s) sufficiently qualified to authenticate company documents, including electronic data, as business records of the Horizon Entities (or their predecessors) as may reasonably be requested by Counsel for Settling Claimants.

b.	Promptly, but no later than fifteen (15) business days following the Effective Date of the Settlement Agreement, the Horizon Entities will produce to Counsel for the Settling Claimants transactional data regarding shipments by the Horizon Entities (and their predecessors) of cargo in Puerto Rican Cabotage from January 1, 1998, through the Effective Date, to the extent that such information is reasonably available to the Horizon Entities. Documents and data stored in electronic format shall be produced in electronic format. For purposes of this paragraph, transactional data shall include data fields that reflect or refer to the actual amounts that the Horizon Entities (and their predecessors) charged their customers for Puerto Rican Cabotage, including, without limitation, unit rates, total price, volume, size and type of container, cargo type, origin and destination points and ports, all surcharges or accessorials, and all other charges, set forth by customer and by transaction, to the extent maintained in the ordinary course of business by the Horizon Entities (or their predecessors). The production of such transactional data will be subject to a confidentiality agreement and contractual or statutory confidentiality limitations on disclosure.

c.	Promptly, but no later than fifteen (15) business days following the Effective Date of the Settlement Agreement, the Horizon Entities will produce to Counsel for the Settling Claimants documents reflecting, referring to, or itemizing the Horizon Entities’ (and their predecessors’) costs and capacity in Puerto Rican Cabotage, from January 1, 1998, through the Effective Date, including actual costs underlying each surcharge or accessorial fee, to the extent such information is reasonably available to the Horizon Entities. The production of such documents will be subject to a confidentiality agreement and contractual or statutory confidentiality limitations on disclosure.

d.	Promptly, but no later than fifteen (15) business days following the Effective Date of the Settlement Agreement, the Horizon Entities will produce to Counsel for the Settling Claimants financial statements reflecting the Horizon Entities’ (and their predecessors’) profit and loss performance in Puerto Rican Cabotage from January 1, 1998, through the Effective Date, to the extent such information is reasonably available to the Horizon Entities. Such reports shall be provided by month, quarter, or year and shall report units and surcharge information, to the extent such information is reasonably available to the Horizon Entities. The production of such documents will be subject to a confidentiality agreement and contractual or statutory confidentiality limitations on disclosure.

e.	Promptly, but no later than thirty (30) business days following the Effective Date of the Settlement Agreement, the Horizon Entities will use all reasonable efforts to make their current officers or employees available for interviews, depositions, declarations/affidavits, and trial testimony regarding Puerto Rican Cabotage, as may reasonably be requested by Counsel for Settling Claimants. Promptly, but no later than forty (40) business days following the Effective Date of the Settlement Agreement, the Horizon Entities will use all reasonable efforts to make their former officers or employees available for interviews, depositions, declarations/affidavits, and trial testimony regarding Puerto Rican Cabotage, as may reasonably be requested by Counsel for Settling Claimants.

f.	The Parties agree that counsel for the Horizon Entities may be present at any depositions, trial testimony, and interviews of current or former officers or employees of one of the Horizon Entities that they make available.

g.	Promptly, but no later than thirty (30) business days following the Effective Date of the Settlement Agreement, the Horizon Entities agree to make their counsel available upon reasonable request to meet with Counsel for Settling Claimants to provide information, related to Puerto Rican Cabotage, concerning documents, witnesses, and events not covered by any privilege, work product, or other protection. The production of such information will be subject to a confidentiality agreement and contractual or statutory confidentiality limitations on disclosure.

h.	Counsel for Settling Claimants agree that they will not assert that the Horizon Entities have waived any attorney-client privilege, work-product immunity, or any other privilege or protection, with respect to documents or information provided to, or identified to, them pursuant to the Settlement Agreement.

i.	The obligations of the Horizon Entities to provide cooperation pursuant to this paragraph shall continue for as long as Settling Claimants are litigating claims related to Puerto Rican Cabotage against entities not Parties to this Settlement Agreement.

j.	The Settling Claimants shall not be responsible for any attorneys’ fees and costs that the Horizon Entities incur in complying with this paragraph and all of its subparts.

k.	The Horizon Entities will produce such other documents and data relating to Puerto Rican Cabotage (or Settling Claimants’ antitrust claims relating thereto) that Counsel for Settling Claimants may reasonably request. The production of such documents and/or data will be subject to a confidentiality agreement and contractual or statutory confidentiality limitations on disclosure. In the event that the Horizon Entities do not produce documents, data, and/or witnesses requested by Settling Claimants, Settling Claimants may seek such documents, data, and/or witnesses from the Horizon Entities by way of third-party subpoena(s) pursuant to the Federal Rules of Civil Procedure, and the Horizon Entities may object to any such subpoena(s).

Notwithstanding anything in this paragraph 10, the Parties understand that cooperation of individuals shall be subject to their individual rights and obligations. The refusal of any individual to agree to make himself or herself available for interviews, depositions, declarations/affidavits or trial testimony shall not constitute a breach of the Horizon Entities’ obligations under this Settlement Agreement, provided that the Horizon Entities have exercised reasonable efforts as set forth in this paragraph.

11. Binding Effect. This Settlement Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties hereto. Without limiting the generality of the foregoing, each covenant and agreement made herein on behalf of Settling Claimants shall be binding upon all Settling Claimants.

12. Authorization to Enter into Settlement Agreement. The undersigned counsel for the Horizon Entities covenant and represent that they are fully authorized to enter into and to execute this Settlement Agreement on behalf of the Horizon Entities. Counsel for the Settling Claimants covenant and represent that they are fully authorized by each of the Settling Claimants to conduct settlement negotiations with counsel for the Horizon Entities and to enter into and execute this Settlement Agreement on behalf of each of the Settling Claimants.

13. Notices. All required notices to the Parties to this Settlement Agreement shall be in writing. Each such notice shall be given either by (a) hand delivery; or (b) an overnight express delivery service and shall be addressed, if directed to Counsel for Settling Claimants or counsel for the Horizon Entities, to the addresses set forth on the signature pages hereof, or such other address as any of them may subsequently provide, pursuant to notice in the manner described in this paragraph.

14. No Admission. Whether or not the Settlement Agreement becomes effective or is terminated, neither this Settlement Agreement nor its contents and exhibits, nor the associated statements, negotiations, documents and discussions, may be deemed or construed to be an admission or evidence of any violation by any of the Horizon Parties Subject to Release of any statute or law, or of any liability or wrongdoing, or of the truth of any of claims or allegations or any other pleading, and evidence thereof shall not be discoverable or used, directly or indirectly, in any way against any of the Horizon Parties Subject to Release.

15. Intended Beneficiaries. No provision of this Settlement Agreement shall provide any rights to, or be enforceable by, any person or entity not a Settling Claimant or a Horizon Party Subject to Release. Absent court order or written agreement of the Parties hereto, no Settling Claimant or its Counsel may assign or otherwise convey any right to participate in or enforce any provision of this Settlement Agreement.

16. No Conflict Intended; Headings. Any inconsistency between this Settlement Agreement and the exhibits attached hereto shall be resolved in favor of this Settlement Agreement. The headings used in this Settlement Agreement are intended for the convenience of the reader only and shall not affect the meaning or interpretation of this Settlement Agreement.

17. No Party Is the Drafter. No Party or signatory shall be considered the drafter of this Settlement Agreement for the purpose of any statute, case law or rule of interpretation or construction that would or might cause any provision to be construed against the drafter.

18. Confidentiality. Unless the Parties consent or unless a court so orders, the Parties agree that neither the Settling Claimants (including Counsel for Settling Claimants) nor the Horizon Entities will disclose the terms of this Settlement Agreement. Nothing in this Settlement Agreement shall prohibit the Parties hereto from making a disclosure as required by federal or state securities laws or as otherwise necessary to conduct business (e.g., disclosure to counsel, accountants, lenders, etc.).

19. Choice of Law. All terms of this Settlement Agreement and the exhibits attached hereto shall be governed by and interpreted according to the substantive laws of the State of New York without regard to its choice of law or conflict of laws principles.

20. Amendment; Waiver. This Settlement Agreement shall not be modified in any respect except by a writing executed by all the Parties hereto, and the waiver of any rights conferred hereunder shall be effective only if made by written instrument of the waiving Party. The waiver by any Party of any breach of this Settlement Agreement shall not be deemed or construed as a waiver of any other breach, whether prior to, subsequent to or contemporaneous with, this Settlement Agreement.

21. Execution in Counterparts. This Settlement Agreement may be executed in counterparts. Scanned signatures shall be considered valid signatures made on the date transmitted.

22. Integrated Agreement. This Settlement Agreement contains an entire, complete, and integrated statement of each and every term and provision agreed to by and among the Parties hereto, and it is not subject to any condition not provided for herein.

IN WITNESS WHEREOF, the Parties hereto, through their authorized representatives, have agreed and entered into this Settlement Agreement as of the date first written above.

ON BEHALF OF THE SETTLING CLAIMANTS:

KENNY NACHWALTER, P.A.		JENNER & BLOCK LLP

By:	/s/ William J. Blechman	By:	/s/ John F. Kinney
	William J. Blechman		John F. Kinney
	201 South Biscayne Blvd.		353 N. Clark Street
	Suite 1100		Chicago, Illinois 60654-3456
	Miami, Florida 33131-4327		Tel: (312) 923-2807
	Tel: (305) 373-1000		Fax: (312) 923-2907
	Fax: (305) 372-1861		jkinney@jenner.com
wblechman@kennynachwalter.com

Counsel for the Kenny Nachwalter Claimants as set forth in Ex. 2		Counsel for the Jenner & Block Claimants as set forth in Ex. 1

Date:	November 23, 2011	Date:	November 23, 2011

NEXSEN PRUET, LLC

By:	/s/ David C. Eddy
David C. Eddy
1230 Main Street
Columbia, South Carolina 29202
Tel: (803) 253-8267
Fax: (803) 253-8277
deddy@nexsenpruet.com

Counsel for the Nexsen Pruet Claimants as set forth in Ex. 3

Date:	November 23, 2011

Counsel for Settling Claimants

ON BEHALF OF THE HORIZON ENTITIES:

MCGUIREWOODS LLP

By:	/s/ Richard J. Rappaport
Richard J. Rappaport
Amy B. Manning
Tammy L. Adkins
77 West Wacker Drive
Suite 4100
Chicago, IL 60601-1818
Tel: (312) 750-8618
Fax: (312) 920-3696
rrappaport@mcguirewoods.com
amanning@mcguirewoods.com
tadkins@mcguirewoods.com

Date:	November 23, 2011

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

By:	/s/ John M. Nannes
John M. Nannes
Tiffany Rider
1440 New York Avenue, N.W.
Washington, DC 20005
Tel: (202) 371-7500
Fax: (202) 661-9191
john.nannes@skadden.com
tiffany.rider@skadden.com

Date:	November 23, 2011

Attorneys for Horizon Lines, Inc., Horizon Lines, LLC, Horizon Logistics Holdings, LLC,

Horizon Logistics, LLC, and Horizon Lines of Puerto Rico, Inc.

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